                                                                  Exhibit (b)(3)


November 17, 1997


Bank of America
Bank of China
Banque Nationale de Paris
Barclays Bank
Chase Manhattan Bank
Citibank
Dresdner Bank
KeyBank
Morgan Guaranty Trust Company
National City Bank
NBD Bank
Royal Bank of Canada
Sakura Bank
Sumitomo Bank
Tokai Bank
Union Bank of Switzerland
Wells Fargo


Re: COMMITMENT LETTER FOR 364-DAY REVOLVING CREDIT FACILITY


Ladies and Gentlemen:

Each of you is a party to the Multi-Year Revolving Credit Agreement, as amended and restated as of May 8, 1996, as amended by Amendment thereto dated as of August 7, 1997 (as so amended and restated and as so amended, the "MULTI-YEAR CREDIT AGREEMENT"), among TRW Inc., an Ohio corporation (the "COMPANY"), and the financial institutions named therein.

The Company desires to establish a separate 364-day revolving credit facility providing for up to $750 million of revolving loans (the "NEW 364-DAY REVOLVING CREDIT FACILITY"), which would have all of the same terms, conditions and provisions as the Multi-Year Credit Agreement except for the changes marked on the proposed form of agreement attached hereto and the final allocation of commitments among the lenders.

We invite you to indicate in the space provided below the principal amount of the New 364-day Revolving Credit Facility you agree to provide (which amount shall be subject to reduction by the Company upon allocation of commitments among the lenders). Your commitment will be subject only to (i) the Company obtaining commitments from some or all of the other financial institutions who are parties to the Multi-Year Credit Facility for the remaining balance of the New 364-day Revolving Credit Facility, and (ii) the execution of the contemplated definitive documentation on or before December 10, 1997. If you do wish to participate, please sign in the space provided below and return a signed copy of this letter to the undersigned, whereupon this letter shall be a binding agreement.

                                        TRW INC.

                                        By:
                                            ------------------------------------
                                            J.R. Sydenstricker
                                            Vice President and Treasurer

We agree to participate in accordance with this letter in the principal amount indicated below:

Bank Name:_____________________________

Amount:  $_____________________________

       By:_____________________________
          Name:

          Title: